[TRI-COUNTY FINANCIAL CORPORATION LETTERHEAD]

March 23, 2010

Dear Shareholder:

I am pleased to announce the payment of a $0.40 cash dividend from Tri-County Financial Corporation payable on April 2, 2010 for our shareholders of record on March 12, 2010.  The dividend amount is the same as was paid for 2009.  Our long-term capital management strategy is to pay dividends while retaining adequate capital to reflect the current economic conditions and to ensure future growth.

The dividend paid in April 2010 was 59% of the income earned in the year ended December 31, 2009, as compared with 32% of income earned in 2008 for the dividend paid in 2009.  The severe recession created an environment that challenged raising capital as well as paying dividends.  Your company entered the recession with a very strong capital base and augmented that base through participation in the U.S. Treasury’s Capital Purchase Program.

Operating results for the year ended December 31, 2009 provided sufficient retained earnings that allowed the company to maintain its dividend at the previous year’s level of $0.40 per share.  As the economy moves from recession to recovery, a strong capital base allows the Corporation and its banking subsidiary to pursue opportunities while being mindful of the need for safe and sound growth.

Under separate cover, you should receive the annual report and proxy material for the year ended December 31, 2009.  Please review the material and vote your shares either by returning your proxy card in the envelope provided, via the Internet or by telephone using the instructions provided in the materials.  Should you have any questions on these matters, please do not hesitate to contact Laura Hewitt, Shareholder Relations, at (888) 745-2265, ext. 1035.

Thank you for your continued support of Tri-County Financial Corporation.  Over the many years of service to Southern Maryland, we have grown to a position of strength in our market while remaining a locally owned and independent banking company.

Sincerely,

Michael L. Middleton
President